EXHIBIT 8.2

[Letterhead of Fenwick & West LLP]

July 27, 2009

Tim Hortons Inc., Incorporated under the Canada Business Corporations Act

Tim Hortons Inc., Incorporated under the State of Delaware

874 Sinclair Road

Oakville, Ontario, Canada, L6K 2Y1

Re:	Tax Opinion to the S-4 Registration Statement Filed in Connection With the Merger Transactions Involving THI USA, New THI and THI Mergeco.

Ladies and Gentlemen:

We have been requested to render this opinion concerning certain matters of U.S. federal income tax law in connection with the proposed merger (the “Merger”) involving Tim Hortons Inc., a Delaware corporation (“THI USA”), Tim Hortons Inc. (“New THI”), a corporation incorporated under the Canada Business Corporations Act that is currently a wholly-owned subsidiary of THI USA, and THI Mergeco Inc. (“THI Mergeco”), a Delaware corporation that is currently a wholly-owned subsidiary of New THI. The Merger is further described in and is in accordance with the Securities and Exchange Commission Form S-4 Registration Statement filed on June 29 2009, and related Exhibits thereto, as thereafter amended at any time to and including the date hereof (the “S-4 Registration Statement”).

The Merger will be pursuant to the applicable corporate laws of the State of Delaware and in accordance with the Agreement and Plan of Merger by and among New THI, THI USA, and THI Mergeco and exhibits thereto (collectively, the “Agreement”). Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as legal counsel to the THI USA and as U.S. legal counsel for New THI in connection with the Merger and, in this capacity, have advised THI USA and New THI on various tax and corporate matters in connection therewith. For the purpose of rendering this opinion we have examined and are relying upon the truth and accuracy of, at all relevant times (but have no reason to believe there is any inaccuracy in) the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto), among others:

1.	The S-4 Registration Statement; and

2.	The Agreement.

July 27, 2009

In addition, in connection with rendering this opinion, we have assumed (without any independent investigation thereof) that:

(1) Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

(2) All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incorrect or incomplete;

(3) Any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified are true and will remain true through the Effective Time of the Merger or such other time intended by the statements or representations;

(4) The Merger will be consummated pursuant to the Agreement (without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the laws of the State of Delaware; and

(5) At all relevant times prior to and including the effective date of the Merger (i) no outstanding indebtedness of the THI USA, New THI, or THI Mergeco has or will represent equity for tax purposes; (ii) no outstanding equity of the THI USA, New THI, or THI Mergeco has represented or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents a right to acquire THI USA capital stock (or to share in the appreciation thereof) constitutes or will constitute “stock” for purposes of Section 368(c) of the Code.

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein our opinion is that the discussion in the section entitled “Material Income Tax Consequences Relating to the Merger—Material United States Federal Income Tax Consequences to Stockholders,” contained in the S-4 Registration Statement accurately describes the material U.S. federal income tax consequences of the Merger.

Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we

July 27, 2009

undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.

No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representations, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind as to the Service or a court considering the issues contained herein, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

We consent to the filing of this opinion as an exhibit to the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours,

/S/ FENWICK & WEST LLP
FENWICK & WEST LLP A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS